EXHIBIT 21

                  SUBSIDIARIES OF TAYLOR INVESTMENT CORPORATION

                                                 JURISDICTION OF       PERCENT
NAME                                              INCORPORATION         OWNED

Four Seasons Realty of Minnesota, Inc.             Minnesota            100%

Four Seasons Realty of Wisconsin, Inc.             Wisconsin            100%

Four Seasons Properties of Georgia, LLC            Georgia              100%

Four Seasons Properties of Tennessee, LLC          Minnesota            100%

FSP Development of Texas, LLC                      Texas                100%

Four Seasons Realty of Michigan, Inc.              Michigan             100%

Laurentian Development Corporation                 Minnesota            100%